Exhibit 99.1

Sunrun Reports Third Quarter 2019 Financial Results
271,000 Customers, an increase of 24% year-over-year
Total Cash increased $106 million from the prior year
Net Earning Assets increased to $1.4 billion
Board authorizes $50 million stock repurchase program

SAN FRANCISCO, Nov. 12, 2019 (GLOBE NEWSWIRE) -- Sunrun (Nasdaq: RUN), the nation’s leading provider of residential solar, storage and energy services, today announced financial results for the third quarter ended September 30, 2019.

“Millions are suffering through forced blackouts as wildfires burn across California. We need affordable, clean, reliable power now more than ever,” said Lynn Jurich, Sunrun’s Chief Executive Officer and co-founder. “Sunrun has grown its customer base 24% from last year, with more than 270,000 homes embracing local, clean energy. We expect to increase cash generation by 60% to $100 million this year, while investing in our leading customer acquisition capabilities and technology platform.”
Key Operating Metrics
In the third quarter of 2019, Megawatts Deployed increased to 107 MW from 100 MW in the third quarter of 2018, a 7% year-over-year increase.
Creation Cost per watt was $3.28 in the third quarter of 2019, compared to $3.34 in the third quarter of 2018.
NPV created in the third quarter of 2019 was $79 million. Unlevered NPV per watt in the third quarter of 2019 was $0.90.
Gross Earning Assets as of September 30, 2019 were $3.4 billion, up $574 million, or 20% from the prior year. Net Earning Assets as of September 30, 2019 were $1.4 billion, up $48 million, or 3% from the prior year.
Total Cash (meaning total cash, including restricted cash, less recourse debt) increased $106 million from the prior year.
Third Quarter 2019 GAAP Results
Total revenue grew to $215.5 million in the third quarter of 2019, up $10.6 million, or 5% from the third quarter of 2018. Customer agreements and incentives revenue declined 16% year-over-year to $96.2 million owing to a shift in tax equity fund mix. Customer agreements revenue was $89.2 million in the third quarter of 2019, a 26% year-over-year increase. Solar energy systems and product sales increased 32% year-over-year to $119.3 million.
Total cost of revenue was $159.4 million, an increase of 14% year-over-year. Total operating expenses were $275.9 million, an increase of 21% year-over-year.
Net income attributable to common stockholders was $29.0 million in the third quarter of 2019.
Diluted net income per share attributable to common stockholders was $0.23 per share.
Guidance for Fourth Quarter 2019
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially.
In Q4, we expect deployments to be in a range between 115 MW and 118 MW.
Stock Repurchase Program
The company also announced that its Board of Directors has approved a stock repurchase program authorizing the Company to repurchase up to $50 million of its outstanding common stock from time to time over the next three years.

Exhibit 99.1

The shares may be repurchased in the open market or in privately negotiated transactions, depending upon market conditions and other factors, and in accordance with applicable regulations of the Securities and Exchange Commission. The stock repurchase program may be terminated or amended by the Board at any time prior to the expiration date.
Investment Tax Credit Safe Harboring Activities
The company also expects to safe harbor approximately 500 MWs of solar energy systems under the 30% Investment Tax Credit for systems placed in service after December 31, 2019.
Financing Activities
As of November 12, 2019, closed transactions and executed term sheets provide us project debt and tax equity capacity into the fourth quarter of 2020.
Conference Call Information
Sunrun is hosting a conference call for analysts and investors to discuss its third quarter 2019 results and outlook for its fourth quarter 2019 at 2:00 p.m. Pacific Time today, November 12, 2019. A live audio webcast of the conference call along with supplemental financial information will be accessible via the “Investor Relations” section of the Company’s website at http://investors.sunrun.com. The conference call can also be accessed live over the phone by dialing (877) 470-1078 (domestic) or (615) 247-0087 (international) using ID #7189505. A replay will be available following the call via the Sunrun Investor Relations website or for one week at the following numbers (855) 859-2056 (domestic) or (404) 537-3406 (international) using ID #7189505.
About Sunrun
Sunrun Inc. (Nasdaq:RUN) is the nation’s leading residential solar, storage and energy services company.  With a mission to create a planet run by the sun, Sunrun has led the industry since 2007 with its solar-as-a-service model, which provides clean energy to households with little to no upfront cost and at a saving compared to traditional electricity. The company designs, installs, finances, insures, monitors and maintains the systems, while families receive predictable pricing for 20 years or more. The company also offers a home solar battery service, Sunrun Brightbox, that manages household solar energy, storage and utility power. For more information, please visit: www.sunrun.com.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, including statements regarding our market leadership, competitive advantages, investments, market adoption rates, our future financial and operating guidance, the expected size and timeframe of our stock repurchase program, operational and financial results such as growth, value creation, cash generation, Megawatts Deployed, investment tax credit safe harbor strategy, estimates of gross and net earning assets, project value, estimated creation costs, gross orders, demand, NPV, and the assumptions related to the calculation of the foregoing metrics, as well as our expectations regarding our growth, financing activities, and financing capacity. The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to: the availability of additional financing on acceptable terms; changes in the retail prices of traditional utility generated electricity; changes in policies and regulations including net metering and interconnection limits or caps; the availability of rebates, tax credits and other incentives; the availability of solar panels and other raw materials; our limited operating history, particularly as a new public company; our ability to attract and retain our relationships with third parties, including our solar partners; our ability to meet the covenants in our investment funds and debt facilities; our continued ability to manage costs associated with solar service offerings, our business plan and our ability to effectively manage our growth and labor constraints, and such other risks identified in the reports that we file with the U.S. Securities and Exchange Commission, or SEC, from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

Exhibit 99.1

Consolidated Balance Sheets
(In Thousands)

	September 30, 2019	December 31, 2018

Assets
Current assets:
Cash	$324,698	$226,625
Restricted cash	48,566	77,626
Accounts receivable, net	75,352	66,435
State tax credits receivable	—	2,697
Inventories	109,777	79,467
Prepaid expenses and other current assets	8,847	8,563
Total current assets	567,240	461,413
Restricted cash	148	148
Solar energy systems, net	4,333,387	3,820,017
Property and equipment, net	56,804	34,893
Intangible assets, net	21,067	10,088
Goodwill	95,094	87,543
Other assets	398,278	335,685
Total assets	$5,472,018	$4,749,787
Liabilities and total equity
Current liabilities:
Accounts payable	$169,893	$131,278
Distributions payable to noncontrolling interests and redeemable noncontrolling interests	16,808	15,847
Accrued expenses and other liabilities	121,720	98,636
Deferred revenue, current portion	61,336	47,407
Deferred grants, current portion	7,957	7,885
Finance lease obligations, current portion	11,152	9,193
Recourse debt, current portion	—	—
Non-recourse debt, current portion	29,402	35,484
Pass-through financing obligation, current portion	10,744	26,461
Total current liabilities	429,012	372,191
Deferred revenue, net of current portion	651,727	544,218
Deferred grants, net of current portion	214,411	221,739
Finance lease obligations, net of current portion	14,822	9,992
Recourse debt	239,035	247,000
Non-recourse debt, net of current portion	1,776,872	1,466,438
Pass-through financing obligation, net of current portion	329,255	337,282
Other liabilities	166,873	48,210
Deferred tax liabilities	67,823	93,633
Total liabilities	3,889,830	3,340,703
Redeemable noncontrolling interests	336,586	126,302
Total stockholders’ equity	926,829	948,707
Noncontrolling interests	318,773	334,075
Total equity	1,245,602	1,282,782
Total liabilities, redeemable noncontrolling interests and total equity	$5,472,018	$4,749,787

Exhibit 99.1

Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Customer agreements and incentives	$96,249	$114,572	$288,538	$273,167
Solar energy systems and product sales	119,293	90,388	326,103	246,694
Total revenue	215,542	204,960	614,641	519,861
Operating expenses:
Cost of customer agreements and incentives	67,359	63,195	207,446	175,540
Cost of solar energy systems and product sales	92,031	76,179	256,178	205,026
Sales and marketing	77,478	56,758	203,469	150,074
Research and development	6,435	4,604	18,464	13,552
General and administrative	31,059	26,720	93,166	87,743
Amortization of intangible assets	1,524	1,051	3,231	3,153
Total operating expenses	275,886	228,507	781,954	635,088
Loss from operations	(60,344)	(23,547)	(167,313)	(115,227)
Interest expense, net	43,911	34,482	127,560	94,552
Other expenses (income), net	3,110	(4,517)	9,254	(5,701)
Loss before income taxes	(107,365)	(53,512)	(304,127)	(204,078)
Income tax (benefit) expense	5,169	(5,988)	(102)	6,593
Net loss	(112,534)	(47,524)	(304,025)	(210,671)
Net loss attributable to noncontrolling interests and redeemable noncontrolling interests	(141,524)	(44,628)	(317,860)	(243,216)
Net (loss) income attributable to common stockholders	$28,990	$(2,896)	$13,835	$32,545
Net (loss) income per share attributable to common stockholders
Basic	$0.25	$(0.03)	$0.12	$0.30
Diluted	$0.23	$(0.02)	$0.11	$0.28
Weighted average shares used to compute net (loss) income per share attributable to common stockholders
Basic	117,652	111,134	115,790	109,351
Diluted	125,151	120,396	123,645	116,052

Exhibit 99.1

Consolidated Statements of Cash Flows
(In Thousands)

	Nine months ended September 30,		Three months ended September 30,
	2019	2018	2019	2018
Operating activities:
Net loss	$(304,025)	$(210,671)	$(112,534)	$(47,524)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization, net of amortization of deferred grants	138,620	113,711	49,601	39,731
Deferred income taxes	(102)	6,590	5,169	(5,992)
Stock-based compensation expense	19,420	21,983	6,854	5,741
Interest on pass-through financing obligations	18,358	12,464	5,980	5,462
Reduction in pass-through financing obligations	(29,408)	(16,445)	(9,706)	(6,303)
Other noncash losses and expenses	16,500	20,636	9,786	8,505
Changes in operating assets and liabilities:
Accounts receivable	(11,043)	(6,063)	1,805	(6,558)
Inventories	(30,310)	(1,551)	(19,948)	(14,674)
Prepaid and other assets	(67,329)	(54,157)	(17,558)	(20,144)
Accounts payable	6,744	18,289	8,311	51,129
Accrued expenses and other liabilities	14,531	32,898	13,006	1,222
Deferred revenue	121,936	21,582	9,741	6,392
Net cash provided by (used in) operating activities	(106,108)	(40,734)	(49,493)	16,987
Investing activities:
Payments for the costs of solar energy systems	(594,137)	(571,181)	(205,707)	(224,219)
Business acquisition, net of cash acquired	(2,722)	—	(2,722)	—
Purchases of property and equipment	(21,184)	(3,079)	(7,234)	(317)
Net cash used in investing activities	(618,043)	(574,260)	(215,663)	(224,536)
Financing activities:
Proceeds from state tax credits, net of recapture	911	10,949	(1,418)	515
Proceeds from issuance of recourse debt	140,000	17,000	85,000	15,000
Repayment of recourse debt	(147,965)	(17,000)	(85,000)	(15,000)
Proceeds from issuance of non-recourse debt	682,050	488,376	140,801	238,144
Repayment of non-recourse debt	(388,100)	(224,033)	(74,626)	(175,356)
Payment of debt fees	(9,759)	(9,839)	(2,297)	(706)
Proceeds from pass-through financing and other obligations	7,223	183,620	1,941	85,448
Early repayment of pass-through financing obligation	(7,597)	—	—	—
Payment of finance lease obligations	(10,449)	(6,390)	(4,004)	(2,309)
Contributions received from noncontrolling interests and redeemable noncontrolling interests	571,495	247,704	241,184	80,236
Distributions paid to noncontrolling interests and redeemable noncontrolling interests	(52,893)	(50,726)	(17,286)	(17,425)
Acquisition of noncontrolling interests	(4,600)	—	—	—
Proceeds from exercises of stock options, net of withholding taxes paid on restricted stock units	12,848	8,676	406	3,732
Net cash provided by financing activities	793,164	648,337	284,701	212,279
Net change in cash and restricted cash	69,013	33,343	19,545	4,730
Cash and restricted cash, beginning of period	304,399	241,790	353,867	270,403
Cash and restricted cash, end of period	$373,412	$275,133	$373,412	$275,133

Exhibit 99.1

Key Operating Metrics and Financial Metrics

	Three Months Ended September 30,
	2019	2018
MW Deployed (during the period)	107	100
Cumulative MW Deployed (end of period)	1,871	1,460
Gross Earning Assets under Energy Contract (end of period)(in millions)	$2,297	$1,912
Gross Earning Assets Value of Purchase or Renewal (end of period)(in millions)	$1,106	$917
Gross Earning Assets (end of period)(in millions) (1)	$3,403	$2,829
Net Earning Assets (end of period)(in millions)(1)(2)	$1,438	$1,389

	Three Months Ended September 30,
	2019	2018
Project Value, Contracted Portion (per watt)	$3.82	$3.79
Project Value, Renewal Portion (per watt)	$0.36	$0.55
Total Project Value (per watt)	$4.18	$4.34
Creation Cost (per watt)	$3.28	$3.34
Unlevered NPV (per watt)(1)	$0.90	$1.00
NPV (in millions)	$79	$86

(1)	Numbers may not sum due to rounding.

(2)
Sunrun records income when it delivers tax benefits to its tax equity investors. Under partnership flip transactions this income is recognized beginning at the time of deployment. In pass-through financing transactions, income is recognized later, upon utility interconnection permission (PTO). Income recognition therefore lags in periods when the company is increasing its use of pass-through financing funds. Until PTO is received for a solar system in a pass-through financing obligation structure, the company records the expected value of tax benefits as a short term pass-through financing obligation, similar to deferred revenue accounting. The amount reflected within short-term pass-through financing obligation was $53.9 million in the third quarter of 2018. As such, the pass-through financing obligation used to calculate Net Earning Assets is reduced by $53.9 million. There was no amount reflected within short-term pass through financing in the third quarter of 2019.

Exhibit 99.1

Definitions
Creation Cost includes (i) certain installation and general and administrative costs after subtracting the gross margin on solar energy systems and product sales divided by watts deployed during the measurement period and (ii) certain sales and marketing expenses under new Customer Agreements, net of cancellations during the period divided by the related watts deployed.
Customers refers to all parties (i) who have executed Customer Agreements or cash sales agreements with us and (ii) for whom we have internal confirmation that the applicable solar energy system has reached notice to proceed or “NTP”, net of cancellations. Customer Agreements refers to, collectively, solar power purchase agreements and solar leases.
Gross Earning Assets represent the remaining net cash flows (discounted at 6%) we expect to receive during the initial term of our Customer Agreements (typically 20 or 25 years) for systems that have been deployed as of the measurement date, plus a discounted estimate of the value of the Customer Agreement renewal term or solar energy system purchase at the end of the initial term. Gross Earning Assets deducts estimated cash distributions to investors in consolidated joint ventures and estimated operating, maintenance and administrative expenses for systems deployed as of the measurement date. In calculating Gross Earning Assets, we deduct estimated cash distributions to our project equity financing providers. In calculating Gross Earning Assets, we do not deduct customer payments we are obligated to pass through to investors in pass-through financing obligations as these amounts are reflected on our balance sheet as long-term and short-term pass-through financing obligations, similar to the way that debt obligations are presented. In determining our finance strategy, we use pass-through financing obligations and long-term debt in an equivalent fashion as the schedule of payments of distributions to pass-through financing investors is more similar to the payment of interest to lenders than the internal rates of return (IRRs) paid to investors in other tax equity structures. We calculate the Gross Earning Assets value of the purchase or renewal amount at the expiration of the initial contract term assuming either a system purchase or a five year renewal (for our 25-year Customer Agreements) or a 10-year renewal (for our 20-year Customer Agreements), in each case forecasting only a 30-year customer relationship (although the customer may renew for additional years, or purchase the system), at a contract rate equal to 90% of the customer’s contractual rate in effect at the end of the initial contract term. After the initial contract term, our Customer Agreements typically automatically renew on an annual basis and the rate is initially set at up to a 10% discount to then-prevailing power prices. Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Under Energy Contract represents the remaining net cash flows during the initial term of our Customer Agreements (less substantially all value from SRECs prior to July 1, 2015), for systems deployed as of the measurement date.
Gross Earning Assets Value of Purchase or Renewal is the forecasted net present value we would receive upon or following the expiration of the initial Customer Agreement term (either in the form of cash payments during any applicable renewal period or a system purchase at the end of the initial term), for systems deployed as of the measurement date.
Megawatts Deployed represents the aggregate megawatt production capacity of our solar energy systems, whether sold directly to customers or subject to executed Customer Agreements (i) for which we have confirmation that the systems are installed on the roof, subject to final inspection, (ii) in the case of certain system installations by our partners, for which we have accrued at least 80% of the expected project cost, or (iii) for multi-family and any other systems that have reached NTP, measured on the percentage of the project that has been completed based on expected project cost.
Net Earning Assets represents Gross Earning Assets less both project level debt and pass-through financing obligations, as of the same measurement date. Because estimated cash distributions to our project equity financing partners are deducted from Gross Earning Assets, a proportional share of the corresponding project level debt is deducted from Net Earning Assets.
NPV equals Unlevered NPV multiplied by leased megawatts deployed in period.

Exhibit 99.1

NTP or Notice to Proceed refers to our internal confirmation that a solar energy system has met our installation requirements for size, equipment and design.
Project Value represents the value of upfront and future payments by customers, the benefits received from utility and state incentives, as well as the present value of net proceeds derived through investment funds. Specifically, Project Value is calculated as the sum of the following items (all measured on a per-watt basis with respect to megawatts deployed under Customer Agreements during the period): (i) estimated Gross Earning Assets, (ii) utility or upfront state incentives, (iii) upfront payments from customers for deposits and partial or full prepayments of amounts otherwise due under Customer Agreements and which are not already included in Gross Earning Assets and (iv) finance proceeds from tax equity investors, excluding cash true-up payments or the value of asset contributions in lieu of cash true-up payments made to investors. Project Value includes contracted SRECs for all periods after July 1, 2015.
Unlevered NPV equals the difference between Project Value and estimated Creation Cost on a per watt basis.

Investor & Analyst Contact:

Patrick Jobin
Vice President, Finance & Investor Relations
investors@sunrun.com
(415) 373-5206

Media Contact:

Shane Levy
Media Manager
press@sunrun.com
(201) 697-9507